BUSINESS MANAGEMENT AGREEMENT BETWEEN
                            FRANKLIN VALUEMARK FUNDS
                (TEMPLETON INTERNATIONAL SMALLER COMPANIES FUND)
                                       AND
                        FRANKLIN TEMPLETON SERVICES, INC.


                  AGREEMENT dated as of October 1, 1996, between Franklin Valuemark Funds, a Massachusetts business trust (the "Trust"), on behalf of the
Templeton International Smaller Companies Fund (the "Fund"), a separate series of the Trust, and Franklin Templeton Services, Inc. ("FTS" or
"Administrator").

                  In consideration of the mutual promises herein made, the parties hereby agree as follows:

     (1) FTS agrees, during the life of this Agreement, to be responsible for:

     (a) providing office space, telephone, office equipment and supplies for the Fund;

     (b) paying compensation of the Fund's officers for services rendered as such;

     (c) authorizing expenditures and approving bills for payment on behalf of the Fund;

     (d) supervising preparation of periodic reports to Shareholders, notices of dividends, capital gains distributions and tax credits, and attending to routine correspondence and other communications with individual Shareholders;

     (e) daily pricing of the Fund's investment portfolio and preparing and supervising publication of daily quotations of the bid and asked prices of the Fund's Shares, earnings reports and other financial data;

     (f) monitoring relationships with organizations serving the Fund, including custodians, transfer agents, public accounting firms, law firms, printers and other third party service providers;

     (g) providing trading desk facilities for the Fund;

     (h) supervising compliance by the Fund with recordkeeping requirements under the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder, supervising compliance with recordkeeping requirements imposed by state laws or regulations, and maintaining books and records for the Fund (other than those maintained by the custodian and transfer agent);

     (i) preparing and filing of tax reports including the Fund's income tax returns, and monitoring the Fund's compliance with subchapter M of the Internal Revenue Code, provisions of the Code applicable to insurance company separate accounts, and other applicable tax laws and regulations;

     (j) monitoring the Fund's compliance with: the 1940 Act and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies funding variable insurance products; the Fund's investment objectives, policies and restrictions; and the Code of Ethics and other policies adopted by the Fund's Board of Trustees or by the Adviser and applicable to the Fund;

     (k) providing executive, clerical and secretarial personnel needed to carry out the above responsibilities; and

          (l) preparing regulatory reports, including without limitation NSARs, proxy statements and U.S. and foreign ownership reports.

          (2) The Trust agrees, during the life of this Agreement, to pay to FTS as compensation for the foregoing a monthly fee equal on an annual basis to 0.15% of the first $200 million of the average daily net assets of the Fund during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.10%; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%.

          (3) This Agreement shall remain in full force and effect through April 30, 1997 and thereafter from year to year to the extent continuance is approved annually by the Board of Trustees of the Trust.

          (4) This Agreement may be terminated by the Trust at any time on sixty
     (60) days' written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

          (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of FTS, or of reckless disregard of its duties and obligations hereunder, FTS shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.


FRANKLIN VALUEMARK FUNDS


By:  /s/Deborah R. Gatzek
        Vice President & Secretary



FRANKLIN TEMPLETON SERVICES, INC.


By:  /s/Harmon E. Burns
        Executive Vice President


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Termination of Agreement

     Franklin Valuemark Funds and Templeton Global Investors, Inc., hereby agree that the Business Management Agreement between them dated January 18, 1996, regarding the Templeton International Smaller Companies Fund, is terminated effective as of the date of the Business Management Agreement above.


FRANKLIN VALUEMARK FUNDS


By:   /s/Deborah R. Gatzek
         Vice President & Secretary



TEMPLETON GLOBAL INVESTORS, INC.



By:   /s/Martin L. Flanagan
         President & CEO